Exhibit 10.6

ALTECH Service Agreement

for

Alliance Technology Global Limited

Reference: A22-012

Prepared by ALTECH

January 2022

The information in this statement of work may not be disclosed outside of Customer and may not be duplicated, used or disclosed in whole or in part for any purpose other than to evaluate the proposal, provided that if a contract is awarded to ALTECH as a result of or in connection with the submission of this proposal. Customer will have the right to duplicate, use or disclose the information to the extent provided by the contract. This restriction does not limit the right of Customer to use information contained in this proposal if it is obtained from another source without restriction. ALTECH retains ownership of this proposal.

This Services Agreement (the “Agreement”) is made on 18 January 2022 (the “Effective Date”). This Agreement states the terms and conditions that govern the contractual agreement between

Altech Hong Kong Limited having its principal place of business at Workstation 12, Unit 608-613, Level 6, Core C, Cyberport 3, 100 Cyberport Road, Hong Kong, (“ALTECH”), and

Alliance Technology Global Limited having its principal place of business at Unit 3701, 37/F, Tower 2, Lippo Centre, 89 Queensway, Admiralty, Hong Kong, (“ALLIANCE”) who agrees to be bound by this Agreement.

WHEREAS, the ALTECH requires comprehensive outsourced development and business support services to enhance operational efficiency and effectiveness; and ALLIANCE possesses the expertise and resources necessary to provide such services, including software development and technical support;

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, ALTECH and ALLIANCE (individually, each a “Party” and collectively, the “Parties”) hereby agree as follows:

SCOPE OF WORK.

In General. Pursuant to the terms and conditions of this Agreement, ALTECH agrees to use its best efforts to provide the services and complete the work agreed upon and described herein, in order to deliver the Project as described in the Agreement

ALLIANCE will function as a dedicated resource for the ALTECH, providing comprehensive support and development services tailored to meet the ALTECH 's operational needs. The primary responsibilities include:

ALLIANCE will handle all aspects of software development, including the design, development, and implementation of custom applications that align with the ALTECH's business objectives. This includes creating user-friendly interfaces and ensuring a seamless user experience. ALLIANCE will also be responsible for ongoing maintenance, which encompasses regular updates, bug fixes, and performance optimizations to ensure that all software solutions remain effective and efficient.

In addition to development, ALLIANCE will offer extensive technical support services. This includes providing 24/7 assistance via multiple channels such as phone and email to resolve any technical issues that may arise. ALLIANCE will diagnose and troubleshoot problems related to software applications, hardware, and network connectivity, ensuring minimal disruption to the ALTECH's operations. Proactive system monitoring will be conducted to maintain optimal performance and security, with regular reports on system health and incident resolutions provided to the ALTECH.

Through this arrangement, ALLIANCE will act as an integral extension of the ALTECH's team, ensuring that all development work and technical support needs are met efficiently and effectively.

ALTECH and ALLIANCE Confidential

FEES AND TERMS OF PAYMENT.

The ALTECH shall pay the ALLIANCE a fee calculated by the day rate, pursuit to the following scheme:

Year of Experience	Description of Roles	Day Rate / HKD
More than 7 years	Senior IT Grade	2,050
3 – 6 years	Semi-senior IT Grade	1,750
Less than 3 years	Junior IT Grade	1,550

In consideration for the services to be provided under this contract, the ALTECH shall make an advance payment to ALLIANCE. This advance payment shall be due and payable upon execution of this contract. ALLIANCE shall record a corresponding fees and invoice ALTECH on a monthly basis based on agreed fees. The parties agree to reconcile the account on a monthly basis, and additional funds will be called upon when the advance payment is fully utilized

TERM AND TERMINATION.

a.	Term. This Agreement shall commence on 18 January 2022 and shall continue for a period of one (1) year, ending on 17 January 2023. The Agreement will automatically extend on an annual basis until further notice, unless written notice of termination is provided by either party at least 30 days prior to the end of the current term.

b.	Termination. In the event of any material breach of this Agreement by either party, the non-breaching party may terminate this Agreement immediately by providing written notice to the other party.

APPLICABLE LAW.

This Agreement and the interpretation of its terms shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

CONFIDENTIALITY.

Both parties agree to maintain the confidentiality of any proprietary information exchanged during the term of this Agreement. This includes, but is not limited to, business plans, technical data, and customer information.

ENTIRE AGREEMENT.

This Agreement constitutes the entire understanding between the parties and supersedes all prior agreements, whether written or oral.

AMENDMENTS.

Any amendments to this Agreement must be made in writing and signed by both parties.

ALTECH and ALLIANCE Confidential

IN WITNESS WHEREOF, the parties hereto have executed this Services Agreement as of the date first above written.

Altech Hong Kong Limited		Alliance Technology Global Limited
/s/ Kei Ho Kevin LAM		/s/ Kwok Wai BOW

By:		By:
Name:	Kevin Lam	Name:	Jason Bow
Title:	Director	Title:	Director
Date:	18 January 2022	Date:	18 January 2022

ALTECH and ALLIANCE Confidential

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